Exhibit 23.8

Consent of Independent Petroleum Engineers

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics dated March 20, 2023 as of December 31, 2022, included in or made part of this registration statement on Form S-3.

LAROCHE PETROLEUM CONSULTANTS, LTD.
Texas Registered Engineering Firm By LPC, Inc. General Partner

/s/ Joe A. Young
Joe A. Young, P.E.
Vice-President

Plano, Texas

July 27, 2023